Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

September 12, 2008

Reference is made to the Employment Agreement dated April 1, 2003 between Veeco Instruments Inc. and John F. Rein, Jr., as amended June 9, 2006 (the “Employment Agreement”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Employment Agreement.

The Employment Agreement is hereby amended by adding a new section at the end thereof to read as follows:

17.           IRC Section 409A.  The parties understand and agree that certain payments contemplated by this Agreement, including severance pay, may be “deferred compensation” for purposes of IRC Section 409A.  Notwithstanding any provision of this Agreement to the contrary, any payments constituting deferred compensation required to be made upon or in respect of the Executive’s termination of employment hereunder shall not be paid prior to six months after the Executive’s termination of employment, to the extent necessary to comply with IRC Section 409A(2)(B)(i).  The Company shall identify in writing delivered to the Executive any payments it reasonably determines are subject to delay hereunder and shall promptly pay any such delayed payments, without interest, at the conclusion of the applicable six month period (or, if later, when scheduled to be paid under the terms of the Agreement).  No deferred compensation payable hereunder shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with IRC Section 409A.  In no event shall the Company have any liability or obligation with respect to taxes for which the Executive may become liable as a result of the application of IRC Section 409A.

AGREED:

Veeco Instruments Inc.

By:	/s/ Authorized Signatory	/s/ John F. Rein, Jr.
Name:		John F. Rein, Jr.
Title: